Filed Pursuant to Rule 424(b)(7)

File No. 333-130591

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED DECEMBER 21, 2005

NEKTAR THERAPEUTICS

$315,000,000 of 3.25% Convertible Subordinated Notes Due 2012

and Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements the prospectus, dated December 21, 2005, relating to the resale by selling securityholders of our 3.25% convertible subordinated notes due 2012 and shares of our common stock into which the notes are convertible. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our notes or our common stock offered by this prospectus involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 5 of the prospectus as well as the section entitled “Risk Factors” included in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto, as filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Securityholders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superseding the information with respect to persons previously listed in the prospectus with the information that is set forth below:

Name	Principal Amount of Notes Beneficially Owned and Offered (1)	Common Stock Beneficially Owned (1)(2)	Common Stock Offered (1)(2)	Principal Amount of Notes Owned After Completion of Offering	Common Stock Beneficially Owned After Completion of the Offering (3)
					Number of Shares	Percentage Ownership
1976 Distribution Trust FBO A.R. Lauder / Zinterhofer	$4,000	185	185	—	—	*
2000 Revocable Trust Lauder Zinterhofer	$4,000	185	185	—	—	*
Advent Convertible Master Cayman	$823,000	38,247	38,247	—	—	*
Alcon Laboratories	$309,000	14,360	14,360	—	—	*
Argent Classic Convertible Arbitrage Fund Ltd.	$6,600,000	306,719	306,719	—	—	*
Arlington County Employees Retirement System	$577,000	26,814	26,814	—	—	*
BNP Paribas Equity Strategies, SNC	$0	0	0	—	—	*
Citigroup Global Markets Inc. (5)	$5,295,000	246,072	246,072	—	—	*
City and County of San Francisco Retirement System	$888,000	41,267	41,267	—	—	*
City University of New York	$90,000	4,182	4,182	—	—	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	$0	0	0	—	—	*
DBAG London (4)	$425,000	19,750	19,750	—	—	*
Grady Hospital Foundation	$777,000	36,109	36,109	—	—	*
HFR CA Opportunity Master Trust	$120,000	5,576	5,576	—	—	*
Jefferies & Co., Inc. (5)	$1,389,000	64,550	64,550	—	—	*
Linden Capital LP	$1,500,000	69,709	69,709	—	—	*
Lyxor/Convertible Arbitrage Fund Limited	$0	0	0	—	—	*
Lyxor Convertible Arbitrage Fund	$37,000	1,719	1,719	—	—	*
New Orleans Fire Fighters Pension / Relief Fund	$53,000	2,463	2,463	—	—	*
Occidental Petroleum Corporation	$195,000	9,062	9,062	—	—	*
Policemen and Firemen Retirement System of the City of Detroit	$333,000	15,475	15,475	—	—	*
Pro-Mutual	$565,000	26,257	26,257	—	—	*
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	$12,770,000	593,456	593,456	—	—	*
RBC Capital Markets (5)	$3,500,000	162,654	162,654	—	—	*
Singlehedge US Convertible Arbitrage Fund	$0	0	0	—	—	*
Sturgeon Limited	$0	0	0	—	—	*
Trustmark Insurance	$213,000	9,898	9,898	—	—	*
Any other holders of Notes or shares of common stock issued on conversion of the Notes and future transferees, pledgees, donees and successors thereof (6)	$62,276,000	2,894,133	2,894,133	—	—	*

*	Less than one percent.

(1)	Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.

(2)	Unless otherwise noted, represents shares of common stock issuable upon conversion of the Notes.

(3)	Percentage is based on 87,684,184 shares of common stock outstanding as of December 13, 2005.

(4)	These selling security holders are affiliates of registered broker-dealers and have advised us that they purchased the notes in the ordinary course of business and, at the time of the purchase of the notes, had no agreements or understandings directly or indirectly with any person to distribute the notes or the shares of common stock issuable upon conversion thereof.

(5)	These selling security holders are also registered broker-dealers and therefore may be “underwriters” within the meaning of the Securities Act.

(6)	Any of these other holders of the Notes or shares of common stock issued on conversion of the Notes may be identified at a later date by means of one or more post-effective amendments to the registration statement of which this prospectus is a part.

The date of this prospectus supplement is January 18, 2006.